UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 30, 2014 (December 29, 2014)

American Realty Capital – Retail Centers of America, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

000-55198	27-3279039
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 14th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Company Simplifies Board Structure as Part of Sponsor’s Corporate Governance Initiative

On December 29, 2014, the board of directors (the “Board”) of American Realty Capital – Retail Centers of America, Inc. (the “Company”) implemented certain changes to the composition of the Board and management team consistent with its sponsor’s year-long initiative to further enhance the corporate governance profiles of its various sponsored programs, including promoting or appointing experienced management, mitigating potential conflicts, reducing complexity and minimizing overlap among directors of its sponsored programs.

Appointment of William M. Kahane as Chief Executive Officer and Chairman to Replace Nicholas S. Schorsch

On December 29, 2014, the Board appointed William M. Kahane, currently the president, chief operating officer, secretary and a director of the Company, to serve as the Company’s chief executive officer, effective as of that same date. Mr. Kahane will also serve as chief executive officer of the Company’s advisor. In connection with Mr. Kahane’s appointment as chief executive officer of the Company, Nicholas S. Schorsch resigned from his role as chief executive officer and chairman of the Board. Mr. Schorsch did not resign pursuant to any disagreement with the Company. Simultaneously with his appointment as chief executive officer of the Company, Mr. Kahane resigned from his role as chief operating officer and secretary of the Company and the Company’s advisor. Mr. Kahane did not resign pursuant to any disagreement with the Company. Mr. Kahane will continue to serve in his capacity as president and a director of the Company.

Also on December 29, 2014, the Board appointed Mr. Kahane to serve as chairman of the Board.

There are no related party transactions involving Mr. Kahane that are reportable under Item 404(a) of Regulation S-K except as described in the Company’s annual proxy statement filed with the U.S. Securities and Exchange Commission on April 29, 2014.

Simultaneously with the resignation of Mr. Schorsch, the Board took action to reduce the number of directors constituting the entire board to three directors pursuant to Article III, Section 2 of the Company’s bylaws, with such reduction in size of the board being effective immediately following the resignations of Mr. Schorsch.

Appointment of Patrick J. Goulding as Chief Financial Officer to Replace Nicholas Radesca and as Secretary to Replace William M. Kahane

On December 29, 2014, Board appointed Patrick J. Goulding to serve as the Company’s chief financial officer, effective as of that same date. In connection with Mr. Goulding’s appointment as chief financial officer of the Company, Nicholas Radesca resigned as chief financial officer of the Company, effective as of that same date. Mr. Radesca also resigned from his role as chief financial officer of the Company’s advisor. Mr. Radesca did not resign pursuant to any disagreement with the Company. Mr. Goulding will also serve as chief financial officer of the Company’s advisor.

Also effective December 29, 2014, the Board appointed Mr. Goulding to serve as the Company’s secretary. Mr. Goulding will also serve as secretary of the Company’s advisor. There are no related party transactions involving Mr. Goulding that are reportable under Item 404(a) of Regulation S-K.

Appointment of Kase Abusharkh as Chief Investment Officer to Replace Peter M. Budko

On December 29, 2014, the Board appointed Kase Abusharkh, currently the chief investment officer of the Company’s advisor, to serve as the Company’s chief investment officer, effective as of that same date. In connection with Mr. Abusharkh’s appointment as chief investment officer of the Company, Peter M. Budko resigned from his role as executive vice president and chief investment officer of the Company, effective as of that same date. Mr. Budko did not resign pursuant to any disagreement with the Company. Mr. Budko also resigned from his role as executive vice president of the Company’s advisor. There are no related party transactions involving Mr. Abusharkh that are reportable under Item 404(a) of Regulation S-K.

Appointment of David Gong as Lead Independent Director

In addition, on December 29, 2014, the Board appointed David Gong, currently an independent director and member of the audit committee of the Company, as lead independent director.

The Board has appointed a lead independent director to provide an additional measure of balance, ensure the Board’s independence and enhance the Board’s ability to fulfill its management oversight responsibilities.

The lead independent director chairs meetings or executive sessions of the independent directors, reviews and comments on the Board’s meeting agendas, represents the views of the independent directors to management, facilitates communication among the independent directors and between management and the independent directors, acts as a liaison with service providers, officers, attorneys and other directors generally between meetings, serves as a representative and speaks on behalf of the Company at external seminars, conferences, in the media and otherwise assumes such responsibilities as may be assigned to him by the Board. Consistent with current practices, the Company will compensate Mr. Gong for acting as lead independent director.

The Company’s management believes that having a majority of independent, experienced directors, including a lead independent director with specified responsibilities on behalf of the Board, provides the right leadership structure for the Company and is best for the Company and its stockholders at this time.

Independent Director Compensation for Mr. Gong

In addition to base independent director compensation which includes a $30,000 annual retainer, certain per meeting compensation and reimbursements, Mr. Gong will receive $55,000 annually for serving as the Company’s lead independent director.

Item 8.01. Other Events.

On December 30, 2014, AR Capital, LLC, the parent of the sponsor of the Company, issued a press release, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release issued by AR Capital, LLC on December 30, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

December 30, 2014	By:	/s/ William M. Kahane
		Name:	William M. Kahane
		Title:	Chief Executive Officer and President